Quest Solution, Inc. Provides Preview for 3rd Quarter, Exceeds $9 Million in Revenue for the Period

Quarterly Report Should Confirm Best Revenue Quarter Ever for the Company

Henderson, Nevada (PRWEB) October 29, 2014

Quest Solution, Inc, "The Company" (OTCBB: QUES), is pleased to provide a revenue preview for the third quarter ending September 30, 2014. The full 10-Q filing will be available on the SEC's website: http://www.sec.gov on or before November 14, 2014.

The Company expects to report in excess of $9 million in revenue for the period as compared to the same period in 2013 when the Company reported approximately $7.8 million in revenue. Revenue totals have increased over 70% from two years ago and adjusted gross margin has increased over 18% from Q3 2013 to date.

“With all of the consolidation of major manufacturers in this market, we have maintained high levels of performance well above industry norms,” stated Kurt Thomet, President, Quest Solution, Inc. “We have great people, superior software and professional processes which propel our continued growth.

Additionally, we are working on fine tuning our marketing and customer penetration strategies with our own sales teams and with larger, better funded field sales organizations of our strategic hardware and distribution partners.”

“I am also pleased to report that our growth has come from both new customers and existing long term multi year customers.  Our number of major well known corporations with whom we do business has increased and our strategy of going deeper and wider inside our customer base is resulting in great new projects ” added Thomet.

For a Quest Solution Investor Presentation please visit:

http://questsolution.com/investors.html

For more information http://www.QuestSolution.com

For a two minute video:

http://www.youtube.com/watch?feature=player_embedded&v=1Iy2U5Ja-Fc

About Quest Solution, Inc.:

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

Additionally the Company recently announced the creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals. The new division will focus on the acquisition of existing intangibles which will provide immediate value to the company.

Information about Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Quest Solution Inc.'s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company's recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Quest Solution Investor Relations & Financial Media:

I.M.I.
888-216-3595
info(at)integrityir.com